                                                                  EXHIBIT 10.16

December 27, 2000

Chuck Eshom
1845 Canyon Place
Carlsbad, CA 92008


Chuck:


On behalf of Home Asset Management and American Residential Investment Trust I am pleas to extend this offer of employment. We are very encouraged about your becoming a permanent member of this team and your ability to contribute to our success. The terms of your employment are outlined as follows:

Position:         Senior Vice President

Base Salary:       $165,000 per year

401K contribution: 3% of Base Salary in any given year, regardless of employee 401K contribution [prorated for a partial year]. Participation begins on the first of the month after 30 days of employment.

Annual Bonus:      Up to 75% of Base Salary in any given year [prorated for a partial year]

Stock Options:     Initial Grant of 15,000 stock options at market after
three months of employment, under the ARIT 1997 Stock Option [strike price will be established on the grant date].

Benefits:          100% of health care, disability and life insurance
premiums starting with your first day of employment. 30 days of paid vacation each year.

Severance:         "At will employment" with six months of Base Salary for
termination without cause.

All of the above compensation and benefit components will be administered in accordance with ARIT and HAMC guidelines and policies.

Sincerely

/s/ Jay M. Fuller

Jay M. Fuller, President